UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-18F-1

                 Notification of Election Pursuant to Rule 18f-1
                    Under the Investment Company Act of 1940

                                    WY FUNDS
                               Name of Registrant

                            NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Tampa and the state of Florida on the 22nd day of February, 2006.

                                           WY FUNDS

                                Signature  /s/ WY Funds
                                          --------------------------
                                           (Name of Registrant)

                                       By  /s/ Mitchell York
                                          --------------------------
                                           Mitchell York
                                           President

Attest: /s/ M. Brent Wertz
        --------------------------
        M. Brent Wertz
        Secretary